EXHIBIT 99.1

Ralph Lauren Reports First Quarter Fiscal 2013 Results

•	First Quarter Revenues Grew 4% to $1.6 billion
•	Operating Income Margin Was 18.3% in the First Quarter
•	First Quarter Earnings Per Diluted Share Increased 7% to $2.03
•	The Company Reiterates Its Fiscal 2013 Sales and Profit Outlook

New York -- (BUSINESS WIRE) – August 8, 2012—Ralph Lauren Corporation (NYSE: RL) today reported net income of $193 million, or $2.03 per diluted share, for the first quarter of Fiscal 2013, compared to net income of $184 million, or $1.90 per diluted share, for the first quarter of Fiscal 2012.

“The growing global appeal of the World of Ralph Lauren is supported by our continued reinvestment in the business,” said Ralph Lauren, Chairman and Chief Executive Officer.  “Our products are the lifeblood of our success and we are building on our leadership position in apparel to create exciting new avenues of growth with handbags, footwear, watches and jewelry.  At the same time, we are expanding our presence in the world’s most dynamic markets, particularly in China and online.  Our luxury lifestyle positioning is a tremendous asset as we execute on our long-term goals and the passion and dedication of our teams around the world is incredibly invigorating.”

“Our better-than-expected first quarter earnings demonstrate the operational discipline of our organization,” said Roger Farah, President and Chief Operating Officer.  “Our performance was achieved on top of exceptionally robust expansion in the preceding two years and despite our decision to wind down certain North American and Asian operations.  Balanced revenue gains across all channels of distribution highlight the diversity of our business model.  The resilience of our profit margins is particularly noteworthy as we continue to navigate through raw materials cost inflation and a high level of investment in our key growth objectives.  While we are proud of our strong start to Fiscal 2013, the outlook for consumer spending and global economic growth remains challenging and we are planning our business accordingly.”

First Quarter Fiscal 2013 Highlights

Net Revenues.  Net revenues for the first quarter of Fiscal 2013 increased 4% to $1.6 billion from $1.5 billion in the comparable period last year.  The growth in net revenues reflects balanced expansion across the Company’s wholesale, retail and licensing segments.  Strategic decisions to terminate certain North American and Asian operations, in addition to the net negative impact from foreign currency translation, suppressed consolidated sales growth by approximately 5% in the first quarter.

•
Wholesale Sales.  Wholesale segment sales rose 3% to $694 million from $673 million in the first quarter of Fiscal 2012.  Double-digit growth in North America was supported by continued momentum in core apparel categories and incremental revenues from new operations that was partially offset by the discontinuation of certain other operations.  European wholesale revenues declined at a double-digit rate, primarily due to lower shipments to specialty stores, a shift in the timing of certain seasonal merchandise shipments and the net negative impact from foreign currency translation.  The transition of certain Japanese wholesale distribution to directly operated concession shops and the elimination of certain distribution in Greater China also mitigated wholesale revenue growth in the first quarter of Fiscal 2013.

•
Retail Sales.  Retail segment sales increased 5% to $857 million from $814 million in the prior year period, supported by the contribution from new stores, incremental e-commerce operations and comparable store sales growth that was partially offset by store closures associated with the Company’s Greater China network repositioning efforts.  Consolidated comparable store sales rose 1% on a reported basis during the first quarter and increased 3% in constant currency. Beginning in the first quarter of Fiscal 2013, consolidated comparable store sales growth will be reported as a singular metric.  The Company believes the consolidated measure is better aligned with the integrated, multi-channel approach that is used to manage its retail operations on a global basis.

•
Licensing.  First quarter licensing revenues were $42 million, 5% greater than the prior year period.  The growth in licensing revenue is primarily attributable to higher apparel and fragrance royalties that were partially offset by a decline in home licensing revenues due to the transition of certain formerly licensed operations to directly controlled operations.

Gross Profit.  Gross profit for the first quarter of Fiscal 2013 increased 3% to $992 million from $962 million in the first quarter of Fiscal 2012.  Gross profit rate declined 70 basis points to 62.3% from the record level achieved in the prior year period.  The decline in gross profit rate primarily reflects the sustained impact of raw materials cost inflation on the Company’s retail operations, in addition to overall geographic and wholesale customer mix.

Operating Expenses.  Operating expenses increased 3% in the first quarter of Fiscal 2013 to $700 million from $679 million in the first quarter of Fiscal 2012.  The higher operating expenses primarily reflect overall business expansion, including retail segment growth and continued investment in the Company’s strategic growth initiatives and infrastructure.  Operating expense margin was 43.9%, 60 basis points below the comparable prior year period.  The improvement in operating expense margin was primarily a result of disciplined operational management, including a shift in timing of certain expenses out of the first quarter and into the balance of Fiscal 2013.

Operating Income.  Operating income for the first quarter of Fiscal 2013 rose 4% to $292 million from $282 million in the first quarter last year, reflecting higher sales across all channels of distribution.  Operating income as a percentage of sales declined approximately 20 basis points to 18.3%.  The modest decline in operating margin rate is primarily attributable to the impact of the lower gross profit rate that was largely offset by the operating expense leverage discussed above.

•
Wholesale Operating Income.  Wholesale operating income rose 3% to $156 million from $151 million in the first quarter of Fiscal 2012 and the wholesale operating margin was 22.4%, ten basis points below the 22.5% achieved in the prior year period.  Improved profitability in North America was more than offset by a decline in Europe as a result of lower sales and overall customer mix.

•
Retail Operating Income.  Retail operating income was $180 million, 4% greater than the $173 million achieved in the first quarter of Fiscal 2012, and retail operating margin was 21.0% compared to 21.3% in the prior year period.  The growth in retail operating income reflects strength in international markets and for e-commerce worldwide.  The decline in retail segment operating margin primarily reflects gross margin pressure from the continued net negative impact from raw materials cost inflation that was partially offset by disciplined operational management.

•
Licensing Operating Income.  Licensing operating income rose 6% to $27 million from $25 million in the first quarter of Fiscal 2012.  The growth in licensing operating income is primarily related to higher apparel and fragrance royalties.

Net Income and Diluted EPS.  Net income for the first quarter of Fiscal 2013 increased 5% to $193 million from $184 million in the first quarter of Fiscal 2012, and net income per diluted share increased 7% to $2.03 per share from $1.90 in the prior year period.  The growth in net income and net income per diluted share principally relates to the higher operating income discussed above, in addition to a lower effective tax rate.  Increased net income per diluted share was also supported by lower weighted average shares outstanding during the first quarter of Fiscal 2013.

First Quarter Fiscal 2013 Balance Sheet Review

The Company ended the first quarter with $1.1 billion in cash and investments, or $853 million in cash and investments net of debt (“net cash”), compared to $981 million in cash and investments and $677 million of net cash at the end of the first quarter of Fiscal 2012.  The first quarter ended with inventory up 8% to $964 million from $896 million in the first quarter of Fiscal 2012.

The Company repurchased approximately two million shares of Class A Common Stock during the first quarter of Fiscal 2013, utilizing $300 million of its authorized share repurchase programs.  Approximately $277 million remained available under the Company’s authorized share repurchase programs at the end of the quarter.  The Company had $62 million in capital expenditures during the first quarter of Fiscal 2013, compared to $39 million in the comparable prior year period.

Global Retail Store Network

The Company ended the first quarter of Fiscal 2013 with 379 directly operated stores comprised of 103 Ralph Lauren stores, 59 Club Monaco stores, 202 Polo factory stores and 15 Rugby stores.  The Company also operated 478 concession shop locations worldwide at the end of the first quarter.  In addition to Company-operated locations, global licensing partners operated 55 Ralph Lauren stores and 27 dedicated concession shops as well as 60 Club Monaco stores and shops at the end of the first quarter.

Fiscal 2013 Full Year Outlook

The Company continues to expect consolidated net revenues for Fiscal 2013 to increase by a mid-single-digit percentage.  Strategic decisions regarding certain operations, including reduced distribution in Greater China and for American Living, combined with unfavorable foreign currency effects, are estimated to mitigate consolidated net revenue growth by approximately 500 basis points for the full year period.  Operating margin from continuing operations for Fiscal 2013 is expected to be modestly above the prior year period as anticipated gross profit margin expansion is largely offset by continued investment in the Company’s long-term growth initiatives and the impact of overall channel mix.

In the second quarter of Fiscal 2013, the Company expects consolidated net revenues to decline by a mid-single-digit percentage, as a low-double-digit decline in wholesale revenues is partially offset by a mid-single-digit increase in retail revenues.  Strategic decisions regarding certain operations, including reduced distribution in Greater China and for American Living, combined with unfavorable foreign currency effects, are estimated to mitigate consolidated net revenue growth by approximately 700-800 basis points in the second quarter.  Operating margin from continuing operations for the second quarter of Fiscal 2013 is expected to be approximately 175-225 basis points below the comparable prior year period, as an anticipated increase in gross profit rate is more than offset by incremental investment to support the Company’s strategic growth objectives in the context of lower revenues.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, August 8, 2012, at 9:00 a.m. Eastern.  Listeners may access a live broadcast of the conference call on the Company’s investor relations website at http://investor.ralphlauren.com or by dialing 719-457-2602.  To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren First Quarter Fiscal Year 2013 conference call.

An online archive of the broadcast will be available by accessing the Company’s investor relations website at http://investor.ralphlauren.com.  A telephone replay of the call will be available from 1:00 P.M. Eastern, Wednesday, August 8, 2012 through 1:00 P.M. Eastern, Tuesday, August 14, 2012 by dialing 719-457-0820 and entering passcode 6296124.

ABOUT RALPH LAUREN

Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories:  apparel, home, accessories and fragrances.  For more than 45 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets.  The Company’s brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Rugby, Ralph Lauren Childrenswear, Denim & Supply Ralph Lauren, American Living, Chaps and Club Monaco, constitute one of the world’s most widely recognized families of consumer brands.  For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements regarding, among other things, our current expectations about the Company’s future results and financial condition, revenues, store openings, gross margins, expenses and earnings and are indicated by words or phrases such as “anticipate,” “estimate,” “expect,” “project,” “we believe” and similar words or phrases.  These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements.   Forward-looking statements are based largely on the Company’s expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control.  The factors that could cause actual results to materially differ include, among others: the loss of key personnel; the impact of global economic conditions and domestic and foreign currency fluctuations on the Company, the global economy and the consumer marketplace; our ability to successfully implement our anticipated growth strategies and to continue to expand or grow our business; changes in our effective tax rates or credit profile and ratings within the financial community; our ability to secure the technology facilities and systems used by the Company and those of third party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses or similar events; changes in the competitive marketplace and in our commercial relationships; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including tariffs and trade controls, raw materials prices and labor costs); risks associated with our international operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations; risks arising out of litigation or trademark conflicts; our ability to continue to maintain our brand image and reputation; the potential impact on our operations and customers resulting from natural or man-made disasters; and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	June 30,	March 31,	July 2,
	2012	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$468.5	$671.6	$431.5
Short-term investments	563.0	515.7	520.0
Accounts receivable, net of allowances	395.3	547.2	388.1
Inventories	964.1	841.6	896.3
Income tax receivable	19.7	17.2	22.2
Deferred tax assets	126.8	125.6	102.0
Prepaid expenses and other	181.9	181.0	155.6

Total current assets	2,719.3	2,899.9	2,515.7

Non-current investments	82.1	99.9	29.6
Property and equipment, net	869.7	884.1	785.1
Deferred tax assets	33.3	39.8	83.7
Goodwill	1,002.7	1,004.0	1,023.1
Intangible assets, net	354.9	359.0	381.2
Other assets	132.1	129.7	141.8

Total assets	$5,194.1	$5,416.4	$4,960.2

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$-	$-	$7.7
Accounts payable	206.5	180.6	196.8
Income tax payable	65.1	71.9	51.0
Accrued expenses and other	661.4	693.7	652.9

Total current liabilities	933.0	946.2	908.4

Long-term debt	261.0	274.4	296.7
Non-current liability for unrecognized tax benefits	164.2	168.0	160.8
Other non-current liabilities	364.1	375.3	392.6

Total liabilities	1,722.3	1,763.9	1,758.5

Equity:
Common stock	1.2	1.2	1.2
Additional paid-in-capital	1,668.1	1,624.0	1,476.4
Retained earnings	4,199.3	4,042.4	3,600.9
Treasury stock, Class A, at cost	(2,558.2)	(2,211.7)	(2,116.8)
Accumulated other comprehensive income	161.4	196.6	240.0

Total equity	3,471.8	3,652.5	3,201.7

Total liabilities and equity	$5,194.1	$5,416.4	$4,960.2

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	June 30,	July 2,
	2012	2011

Wholesale Net Sales	$694.1	$673.0
Retail Net Sales	857.3	813.5

Net Sales	1,551.4	1,486.5

Licensing Revenue	42.0	39.9

Net Revenues	1,593.4	1,526.4

Cost of Goods Sold (a)	(601.3)	(564.9)

Gross Profit	992.1	961.5

Selling, General & Administrative Expenses (a)	(693.4)	(672.3)
Amortization of Intangible Assets	(6.7)	(7.1)
Total Operating Expenses	(700.1)	(679.4)

Operating Income	292.0	282.1

Foreign Currency Gains (Losses)	(2.6)	(3.8)

Interest Expense	(5.5)	(6.1)

Interest and Other Income, Net	1.3	4.2

Equity in Income (Loss) of Equity-Method Investees	(1.3)	(1.9)

Income Before Provision for Income Taxes	283.9	274.5

Provision for Income Taxes	(90.5)	(90.4)

Net Income Attributable to RLC	$193.4	$184.1

Net Income Per Share - Basic	$2.10	$1.96

Net Income Per Share - Diluted	$2.03	$1.90

Weighted Average Shares Outstanding - Basic	92.2	93.9

Weighted Average Shares Outstanding - Diluted	95.1	96.8

Dividends declared per share	$0.40	$0.20

(a) Includes total depreciation expense of:	$(49.4)	$(48.3)

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income for the periods ended June 30, 2012 and July 2, 2011 for each segment were as follows:

	Three Months Ended
	June 30,	July 2,
	2012	2011

Net revenues:
Wholesale	$694.1	$673.0
Retail	857.3	813.5
Licensing	42.0	39.9
Total Net Revenues	$1,593.4	$1,526.4

Operating Income (Loss):
Wholesale	$155.5	$151.1
Retail	180.2	173.1
Licensing	26.6	25.2
	362.3	349.4
Less:
Unallocated Corporate Expenses	(70.3)	(67.3)
Total Operating Income	$292.0	$282.1

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Same - Store Sales Data

	Three Months Ended June 30, 2012 % Change
	As Reported	Constant Currency
Consolidated Same-Store Sales	1%	3%

Operating Segment Data

	Three Months Ended		% Change
	June 30, 2012	July 2, 2011	As Reported	Constant Currency
Wholesale Net Sales	$694.1	$673.0	3.1%	5.4%
Retail Net Sales	857.3	813.5	5.4%	7.2%
Net Sales	1,551.4	1,486.5	4.4%	6.4%
Licensing Revenue	42.0	39.9	5.3%	5.3%
Net Revenue	$1,593.4	$1,526.4	4.4%	6.4%

Ralph Lauren is a global company that reports its financial information in U.S. dollars, in accordance with U.S. GAAP (“GAAP”).  Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars because the underlying currencies in which the Company transacts change in value over time compared to the U.S. dollar.  These rate fluctuations can have a significant effect on reported operating results.  As a supplement to its reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure.  The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations.  The Company believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in its businesses.  These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP.

Ralph Lauren Corporation
Investor Relations
James Hurley, 212-813-7862
or
Corporate Communications
Julie Berman, 212-583-2262